As filed with the Securities and Exchange Commission on April 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PHUNWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-4413774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7800 Shoal Creek Blvd, Suite 230-S

Austin, TX 78757

(Address of principal executive offices, including zip code)

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

2009 Equity Incentive Plan

(Full title of the plan)

Alan S. Knitowski

Chief Executive Officer

Phunware, Inc.

7800 Shoal Creek Blvd, Suite 230-S

Austin, TX 78757

(512) 693-4199

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Scott Murano, Esq. Eric Hsu, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Matt Aune Brendhan Botkin Phunware, Inc. 7800 Shoal Creek Blvd, Suite 230-S Austin, TX 78757 (512) 693-4199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share
—2018 Equity Incentive Plan	2,729,416	(2)	$7.36	(3)	$20,074,854.68	$2,433.07
—2018 Employee Stock Purchase Plan	272,942		7.36	(3)	$2,008,853.12	$243.47
—2009 Equity Incentive Plan	2,372,893	(2)	$0.90	(4)	$2,144,383.40	$259.90
TOTAL	5,375,251		—		$24,228,091.20	$2,936.44

(1)	On December 26, 2018, Stellar Acquisition III, Inc., a Republic of the Marshall Islands corporation incorporated in December 2015 (“Stellar”), deregistered as a corporation in the Republic of the Marshall Islands and domesticated as a corporation incorporated under the laws of the State of Delaware upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”). Upon the effectiveness of the Domestication, Stellar became a Delaware corporation and, upon the consummation of the Business Combination (as defined below), Stellar changed its corporate name to “Phunware, Inc.” (the “Successor”) and all outstanding securities of Stellar were deemed to constitute outstanding securities of the Successor. Also on December 26, 2018, STLR Merger Subsidiary Inc., a wholly-owned subsidiary of Stellar (“Merger Sub”), merged with and into Phunware, Inc. (“Phunware”), a corporation incorporated in Delaware in February 2009, with Phunware surviving the merger (the “Merger”) and becoming a wholly-owned subsidiary of the Successor (the “Business Combination”). Upon the consummation of the Business Combination, Phunware changed its corporate name to “Phunware OpCo, Inc.” Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”), the 2018 Employee Stock Purchase Plan (the “ESPP”), and the 2009 Equity Incentive Plan (the “2009 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	To the extent that any shares of common stock under the 2009 Plan expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by the Company, such shares will become available for issuance under the 2018 Plan with the maximum number of shares of Common Stock to be added to the 2018 Plan equal to 2,372,893 shares.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act and consisting of 2,729,416 shares of common stock reserved for future issuance under the 2018 Plan as of December 26, 2018 solely for the purpose of calculating the registration fee on the basis of $7.36 per share, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on April 23, 2019.

(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.90 per share, the weighted-average exercise price of stock option awards outstanding under the 2009 Plan as of December 26, 2018.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Phunware, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement (the “Registration Statement”) the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The Registrant’s Current Reports on Form 8-K filed on December 28, 2018, January 2, 2019, January 11, 2019, January 15, 2019, March 8, 2019, March 21, 2019, April 12, 2019, and April 15, 2019 (on Form 8-K/A);

(2)	The Registrant’s Annual Report on Form 10-K filed on March 20, 2019; and

(3)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on August 18, 2016 pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which description has been updated most recently in the Registrant’s prospectus filed with the SEC on November 14, 2018 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4, as amended.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s common stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”). An investment fund associated with WSGR beneficially owns 51,450 shares of the Registrant’s common stock.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors are not personally liable to it or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to the Registrant or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated bylaws provide that it will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its directors or officers or is or was serving at its request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that it may indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that the Registrant has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1*	Form of common stock certificate of the Registrant.	S-4/A	333-224277	4.3	November 6, 2018

4.2*	Phunware, Inc. 2009 Equity Incentive Plan and related form agreements under the 2009 Equity Incentive Plan.	S-4	333-224227	10.15	April 11, 2018

4.3*	Phunware, Inc. 2018 Equity Incentive Plan.	S-4/A	333-224277	Annex D	November 13, 2018

4.4*	Phunware, Inc. 2018 Employee Stock Purchase Plan.	S-4/A	333-224277	Annex E	November 13, 2018

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1	Form of Stock Option Agreement under the 2018 Equity Incentive Plan.

10.2	Form of Restricted Stock Unit Award Agreement under the 2018 Equity Incentive Plan.

10.3	Form of Subscription Agreement under the 2018 Employee Stock Purchase Plan.

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.4	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

*	Previously Filed.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 29, 2019.

PHUNWARE, INC.

By:	/s/ Alan S. Knitowski
Alan S. Knitowski
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan S. Knitowski and Matt Aune, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan S. Knitowski	Chief Executive Officer	April 29, 2019
Alan S. Knitowski	(Principal Executive Officer)

/s/ Matt Aune	Chief Financial Officer	April 29, 2019
Matt Aune	(Principal Accounting and Financial Officer)

/s/ Keith Cowan	Director	April 29, 2019
Keith Cowan

/s/ Prokopios Tsirigakis	Chair of the Board of Director	April 29, 2019
Prokopios Tsirigakis

/s/ Randall Crowder	Chief Operating Officer and Director	April 29, 2019
Randall Crowder

/s/ Lori Tauber Marcus	Director	April 29, 2019
Lori Tauber Marcus

/s/ Kathy Tan Mayor	Director	April 29, 2019
Kathy Tan Mayor

/s/ George Syllantavos	Director	April 29, 2019
George Syllantavos